UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 6, 2014

JAMES RIVER COAL COMPANY

(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement

On February 6, 2014, James River Coal Company (the “Company”) entered into a Second Amendment to Second Amended and Restated Revolving Credit Agreement (the “Second Amendment”) by and among the Company, certain of its subsidiaries, the lenders party thereto (the “Lenders”) and General Electric Capital Corporation as administrative agent for the Lenders (the “Administrative Agent”) and as collateral agent for the Lenders. The Second Amendment:

1.	modifies the definition of “Trigger Event Period” by, among other things, reducing the “Trigger Event Amount” from $23,000,000 to $13,000,000 during the period commencing on January 31, 2014 and ending on March 31, 2014. Thereafter, the “Trigger Event Amount” shall be $35,000,000.

2.	establishes certain Milestones to which the Company must adhere, including, but not limited to, the following:

a.	on or before February 14, 2014, the Company must engage an additional advisor that is acceptable to the Lenders on terms and conditions acceptable to the Lenders;

b.	on or before February 21, 2014, the Company must provide the Administrative Agent with a list of all prospective investors and purchasers that the Company and its advisors believe may be interested in providing the Company with additional debt and/or equity capital or purchasing one or more portions of the Company (any of the foregoing, a “Transaction”);

c.	on or before February 28, 2014, the Company must provide a customary management presentation to all parties who have expressed interest in engaging in a Transaction with the Company (each a “Prospective Transaction Party”);

d.	on or before March 7, 2014, the Company must complete the preparation of a data room containing Company financial and operational information and make the data room available to Prospective Transaction Parties that have executed a customary confidentiality agreement;

e.	on a weekly basis from and after March 10, 2014, the Company must provide the Lenders with a status report of its efforts to enter into a Transaction; and

f.	establish March 31, 2014, or an earlier date, as the deadline for each Prospective Transaction Party to submit (i) in the case of a Transaction that is a sale of assets, a letter of intent; and (ii) in the case of a Transaction that is a debt or equity issuance, a commitment letter, that individually or together provide for Transactions that will close on the same date (which shall in no event be later than June 30, 2014 (or if such Transaction is a debt or equity issuance, July 31, 2014) and, in the aggregate, shall provide net cash proceeds on that date sufficient to repay all amounts outstanding under the Credit Agreement in full.

3.	requires the Company to deliver to the Lenders a cash flow budget for the duration of calendar year 2014 as well as a rolling 13-week cash flow budget;

4.	establishes as immediate events of default:

a.	the payment of any amounts under the “Non-Operating Income” section of the 13-week cash flow budget that is in excess of the amount set forth in the 13-week cash flow budget for such line item for such week; and

b.	the failure of the Company to have “Total Operating Cash Flows” for the 4-week period commencing with the week ending February 14, 2014 in an amount that is greater than 110% of the aggregate budgeted “Total Operating Cash Flows” contained in the 13-week cash flow budget.

5.	deems that a Cash Dominion Event has occurred, and shall continue through the later of March 31, 2014 and the termination of all Trigger Event Periods, and establishes how cash received by the Lenders pursuant thereto shall be applied to amounts outstanding under the Second Amended and Restated Revolving Credit Agreement or returned to the Company, as applicable.

The foregoing description is a summary of the material terms of the Second Amendment. For complete terms, see the Second Amendment attached hereto as Exhibit 10.1 Capitalized terms not defined in this Item 1.01 are defined in the Second Amendment.

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ITEM 7.01     REGULATION FD DISCLOSURE

On February 7, 2014, the Company issued a press release, attached as Exhibit 99.1 hereto, announcing that it is exploring strategic alternatives and the amendment to the Company’s Second Amended and Restated Revolving Credit Agreement.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Second Amended and Restated Revolving Credit Agreement, dated February 6, 2014
99.1	Press Release dated February 7, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY (Registrant) By: /s/ Samuel M. Hopkins II Samuel M. Hopkins II Vice President and Chief Accounting Officer

Date: February 12, 2014

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